AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2002
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                             ABLE LABORATORIES, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                             04-3029787
  ----------------------------                               ----------------
  (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                               200 HIGHLAND AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 449-4926
          -------------------------------------------------------------
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -------------------

                              DHANANJAY G. WADEKAR
                                    PRESIDENT
                             ABLE LABORATORIES, INC.
                               200 HIGHLAND AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 449-4926
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------

                                   COPIES TO:
                             DAVID A. BROADWIN, ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1259

                               -------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                         PROPOSED          PROPOSED
                                       AMOUNT            MAXIMUM           MAXIMUM
     TITLE OF EACH CLASS OF             TO BE         OFFERING PRICE       AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED(1)     PER SHARE (2)    OFFERING PRICE(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......   75,235,767           $.43           $32,351,379.81        $7,731.98
============================================================================================================

(1) This number includes 54,140,783 shares issuable upon conversion of all outstanding shares of Series Q Preferred Stock and Series P Preferred Stock, representing a bona fide estimate of the number of shares needed to effect the conversion of such shares.

(2) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the approximate average of the high and low prices reported on the OTC Bulletin Board on January 8, 2002.

                               -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
----------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED JANUARY 10, 2002.


                             ABLE LABORATORIES, INC.


                                75,235,767 SHARES


                                  COMMON STOCK


     The selling stockholders are offering up to 75,235,767 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

     The selling stockholders may sell these shares from time to time in the over-the-counter market, on the Boston Stock Exchange, or otherwise.

     Able's common stock is traded on the Boston Stock Exchange under the symbol "AAB" and quoted on the OTC Bulletin Board under the symbol "ABRX." The last reported sale price of the common stock on the OTC Bulletin Board on January 8, 2002 was approximately $.44 per share.

                         ------------------------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is January _, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                         ------------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary........................................................................3
Risk Factors...................................................................5
Forward-Looking Statements.....................................................8
Use of Proceeds................................................................8
Dividend Policy................................................................8
Selling Stockholders...........................................................8
Plan of Distribution..........................................................15
Legal Matters.................................................................16
Experts.......................................................................16
Disclosure of SEC Position on Indemnification for Securities Act Liabilities..17
Where You Can Find More Information...........................................17


     We own or have rights to various trademarks and trade names used in our business. These include ABLE and others. This prospectus also refers to trademarks and trade names of other companies.

================================================================================
                                     SUMMARY

     BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                ABLE LABORATORIES

INTRODUCTION:  Formerly known as "DynaGen, Inc.," we develop and manufacture generic drugs. Generic drugs compete with brand-name drugs for which patent protection or other government-mandated market exclusivity has expired. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They are required to meet the same governmental standards as the brand-name drugs they replace, and they must meet all FDA guidelines. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. market for generic drugs approximates $13 billion in annual sales. This market has grown due to a number of factors, including:

               o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

               o managed care organizations, which prefer lower-cost generics to brand-name products, are capturing a greater share of the healthcare market; and

               o physicians, pharmacists and consumers increasingly accept generic drugs as an alternative to brand-name drugs.

OUR BUSINESS:  We currently focus our efforts on the manufacturing of generic drugs. We entered into a lease for our 46,000-square foot tablet and suppository manufacturing facility in South Plainfield, New Jersey, in August 1996 and entered into a lease for 22,000 square feet of additional office and warehouse space in South Plainfield, New Jersey in October 2001.

               We recently sold our distribution subsidiaries. On February 23, 2001 we sold our Superior Pharmaceutical Company subsidiary. Also, we sold our Generic Distributors Incorporated subsidiary on December 29, 2000. These transactions are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2000, including the financial statements and notes thereto, which report is incorporated into this registration statement by reference. See "Where You can Find More Information."

               On May 18, 2001 we changed our corporate name from "DynaGen, Inc." to "Able Laboratories, Inc."

OUR ADDRESS:   Our corporate headquarters is located at 200 Highland Avenue,
               Suite 301, Needham, MA 02494. The telephone number at our corporate office is (781) 449-4926, and the facsimile number is
               (781) 449-5190.

                                        3
================================================================================

================================================================================

RISK FACTORS:  An investment in our common stock involves substantial risks. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.

                                  THE OFFERING

COMMON STOCK   All of the 75,235,767 shares offered by this prospectus are being
OFFERED:       sold by the selling stockholders. Of the 75,235,767 shares offered by this prospectus, 52,740,783 shares may be offered by selling stockholders who hold shares of Series Q Preferred Stock which they acquired in private investment transactions in August
               2001, 1,400,000 shares may be offered by selling stockholders who converted shares of Series P Preferred Stock which they acquired in private investment transactions in May 2001, and 21,094,984 shares may be offered by selling stockholders who acquired the shares of common stock in private investment transactions in December 2001.

               Upon conversion of the Series Q Preferred Stock and the Series P Preferred Stock into shares of common stock, we will experience substantial dilution of our common stock. We are issuing the common stock upon conversion of the Series Q Preferred Stock and the Series P Preferred Stock at a substantial discount.

               Holders of the Series Q Preferred Stock have the right, by converting their shares of preferred stock into shares of common stock, to acquire 862.48 shares of common stock for each share of Series Q Preferred Stock converted. The number of shares of common stock issuable for each share of Series Q Preferred Stock is subject to adjustment. If a large number of shares of common stock are issued upon conversion of the preferred stock and then resold, or if a large number of the shares of the common stock registered in this prospectus are resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

               We are currently obligated to issue a large number of shares of common stock upon conversion of outstanding convertible securities, including the Series Q Preferred Stock. If all of the holders of these convertible securities exercised their rights to acquire common stock, we may not have enough shares of authorized common stock to issue to the holders. If we are unable to meet our obligations to issue additional shares of common stock, we would face material adverse consequences. See "Risk Factors -- We May Not Have a Sufficient Number of Shares of Authorized Common Stock to Convert All of Our Outstanding Convertible Securities."

USE OF         We will not receive any of the proceeds from sales of shares by
PROCEEDS:      the selling stockholders.

SERIES Q       Our Series Q Preferred Stock is convertible, from time to time,
PREFERRED      into shares of our common stock at a ratio of 862.48 shares of
STOCK AND      common stock for each share of Series Q Preferred Stock.  The
SERIES P       number of shares of common stock issuable for each share of
PREFERRED      Series Q Preferred Stock is subject to adjustment.  Our Series P
STOCK:         Preferred Stock was convertible, from time to time, into shares of our common stock at a conversion price based on the market price of our common stock at a time preceding the conversion.
               All of the Series P Preferred Stock has been converted into a total of 1,400,000 shares of common stock.

               To the extent shares of our common stock are issued upon conversion and then resold into the market, the additional number of shares available for sale in the public market could reduce the market price of our common stock. In addition, the possibility of dilution and a decreased market price could inhibit our opportunities to obtain additional public or private financing when and if needed or on terms acceptable to us.

                                        4
================================================================================

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     IF WE CONTINUE TO INCUR LOSSES, THEN THE VALUE OF OUR COMMON STOCK WILL LIKELY DECLINE

     We have incurred operating losses in every operating period since our inception except for the quarter ended September 30, 2001. We had an accumulated deficit of $68,875,661 as of September 30, 2001. We incurred a net loss of $8,451,651 in the year ended December 31, 2000 and a net loss in each of the first two quarters of 2001. We reported net income of $479,599 for the quarter ended September 30, 2001. If we continue to incur operating losses, then the value of our common stock will likely decline and you could lose your investment.

     Our losses have resulted principally from expenses we incurred in research and development activities, and from general and administrative costs associated with our development efforts. We have incurred operating losses, primarily because our revenues have not equaled our expenses. To continue development of our current and proposed products, we will need to expend substantial additional resources to conduct further product development and to establish and expand our manufacturing, sales, marketing, regulatory and administrative capabilities. Therefore, we may incur operating losses in the future as we expand our product programs and marketing efforts.

     IF WE CANNOT OPERATE PROFITABLY OR RAISE ADDITIONAL FUNDS, THEN WE MAY HAVE TO SUBSTANTIALLY CURTAIL OUR OPERATIONS

     Our history of operating losses raises substantial doubt about our ability to continue operations. If we are unable to secure significant additional financing when necessary, we will have to curtail or suspend our research and development activities and other business activities. If that happens, you could lose your entire investment. The terms of our Series Q Preferred Stock, which allow the holders of the preferred stock to acquire shares of common stock at a discount from the current market price of the common stock, may discourage outside investment and could impair our ability to secure additional financing. Our independent auditors issued an opinion on our financial statements as of December 31, 2000 and for the year then ended which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The reasons cited by the independent auditors include the following:

     o we have incurred recurring losses from operations resulting in a working capital deficiency and a stockholders' deficit at December 31, 2000; and

     o we have defaulted on conditions placed upon us by our bank and other lenders.

     WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS

     In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products by their very nature are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. These larger companies, with their greater resources, could bring products to market before us, and could capture a significant share of the market at our expense.

     YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT

     If you purchase shares of our common stock offered by this prospectus, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The net tangible book value attributable to the common stock is negative, as of September 30, 2001. This is due, in large part, to the fact that investors in our preferred stock are entitled to be paid a preferential distribution of assets in a liquidation before holders of our common stock receive any payment. If we incur additional losses, then the net tangible book value attributable to the common stock will be further reduced. The dilutive effect would be reduced as the preferred stock is converted into common stock. However, we can give no assurance that the preferred stock will be converted, or that you would receive any return on your investment in a liquidation of Able.

     WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES LOWER THAN MARKET VALUE

     We are obligated to issue a large number of shares of common stock at prices lower than market value. Therefore, our common stock could lose value if a large number of shares are issued into the market. As of January 5, 2002, 169,089,940 shares of common stock were issued and outstanding. We have also issued a large number of securities, such as options, warrants, convertible preferred stock and convertible notes, that are convertible by their holders into shares of common stock. As of January 5, 2002, we were obligated to issue up to approximately 96,126,603 additional shares of common stock upon the conversion or exercise of convertible securities and options; this number includes 52,740,783 shares issuable upon conversion of the Series Q Preferred Stock. See "Conversion of the Series Q Preferred Stock May Reduce the Market Price of Our Outstanding Common Stock," below. We have also reserved 41,768,218 shares of common stock for issuance pursuant to options granted to our employees, officers, directors and consultants. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors. Also, the exercise of a large number of convertible securities could limit our ability to obtain additional equity capital by selling common stock. In all likelihood, we would be able to sell shares of common stock elsewhere on more favorable terms at the time the holders of convertible securities chose to exercise their rights.

     CONVERSION OF THE SERIES Q PREFERRED STOCK AND SALE OF THE COMMON STOCK MAY REDUCE THE MARKET PRICE OF OUR OUTSTANDING COMMON STOCK.

     The conversion of the Series Q Preferred Stock, and the sale of the common stock registered hereunder, may depress the prevailing market price of our common stock due to the availability for public resale of a large number of shares of our common stock following the conversion of our convertible preferred stock. Even before the time the preferred stock is actually converted, or the common stock sold, the existence of our obligation to issue a large number of shares of common stock upon the conversion of our preferred stock at below-market prices, and the perception of an oversupply of common stock that exceeds the demand for the common stock in the market, could depress the market price of our common stock.

     WE MAY NOT HAVE A SUFFICIENT NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO CONVERT ALL OF OUR OUTSTANDING CONVERTIBLE SECURITIES.

     Our certificate of incorporation authorizes a maximum of 225,000,000 shares of common stock. If all of the holders of our outstanding convertible securities exercised their rights to acquire common stock, due to the terms of our preferred stock, we cannot assure you that the number of authorized shares will be sufficient. If we are unable to meet our obligations to issue additional shares of common stock, we would face material adverse consequences.

     THE VALUE OF THE COMMON STOCK FLUCTUATES WIDELY AND YOU COULD LOSE MONEY ON YOUR INVESTMENT IN OUR STOCK

     The price of our common stock has fluctuated widely in the past, and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based on a variety of factors, including:

     o  quarterly fluctuations in our operating results;

     o  announcements of new products by us or our competitors;

     o  key personnel losses;

     o  sales of common stock; and

     o developments or announcements with respect to industry standards, patents or proprietary rights.

     The market price of our common stock has fluctuated between $70.00 and $.05 from January 1, 1993 to January 8, 2002. Over the past twelve months, the common stock has fluctuated between approximately $.61 and approximately $.17, and was approximately $.44 on January 8, 2002. These broad market fluctuations could adversely affect the market price of our common stock, in that at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of your investment. Also, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit and we would have to divert management time and attention away from operations. A lawsuit based on the volatility of the stock price in whole or in part could seriously harm our business and your investment.

     WE MAY FACE PRODUCT LIABILITY FOR WHICH WE ARE NOT ADEQUATELY INSURED

     The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

     INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS

     Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. For example, for a period of time we were unable to acquire the active drug for our clorazapate dipotassium product, and so we had to discontinue production of the product. The active drug ingredient has since become available again and we have resumed manufacturing the product.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of convertible preferred stock that were converted, or are convertible, into the shares of common stock offered by this prospectus and from the sale of common stock offered by this prospectus. This money was used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. If we earn income on which we would be entitled to declare or pay dividends, we expect that our Board of Directors would decide whether to pay dividends after taking into account various factors including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

     Up to 75,235,767 shares are being offered by this prospectus, all of which are being registered for sale for the accounts of selling stockholders. As noted in the following table, the selling stockholders have obtained the common stock offered under this prospectus through a private sale of the common stock, have obtained or will obtain the common stock offered under this prospectus by converting Series Q Preferred Stock that they now hold, or have obtained the common stock offered under this prospectus by converting Series P Preferred Stock. The selling stockholders either hold shares of Series Q Preferred Stock which we issued to them in private investment transactions in August 2001, shares of common stock we issued to them in private investment transactions in December 2001 or shares of common stock which we issued to them upon conversion of the Series P Preferred Stock.

     The table below includes, in the total number of shares offered, 54,140,783 shares of common stock that are issuable upon conversion of shares of Series Q Preferred Stock, and 21,094,984 shares of common stock issued in December 2001 and 1,400,000 shares of common stock that were issued upon conversion of the Series P Preferred Stock. Pursuant to the terms of the Series Q Preferred Stock, the selling stockholders may convert shares of Series Q Preferred Stock to acquire approximately 862.48 shares of common stock for each share of Series Q Preferred Stock. The table below is based on a bona fide estimate of the number of shares of common stock needed for conversion of the Series Q Preferred Stock and is subject to adjustment.

     We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

     Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of December 26, 2001, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus.

         Unless noted in the following tables, no selling stockholder has held any office or maintained any material relationship, except as an investor, with Able, or any of our predecessors or affiliates, over the past three years.

                              SELLING STOCKHOLDERS

                                                             SHARES                                       SHARES
                                                       BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING(1)        NUMBER           AFTER OFFERING(1)(2)
                                                      --------------------       OF SHARES       ----------------------
                    NAME                                NUMBER    PERCENT(3)      OFFERED          NUMBER     PERCENT(3)
----------------------------------------------------- ----------  --------      -----------      -----------  ---------
Corporate Opportunities Fund, L.P. (4)(6)............  4,049,353       2.3%       4,049,353                0          *

Corporate Opportunities Fund (Institutional),
L.P. (4)(6).......................................... 21,825,107      11.4%      21,825,107                0          *
  c/o Sanders, Morris Harris
  600 Travis, Suite 3100
  Houston, TX 77002
                                                                                                                      *
Sanders Opportunity Fund, L.P. (4)(7)................    731,940       *            731,940                0

Sanders Opportunity Fund (Institutional),
L.P. (4)(8)..........................................  2,465,931       1.4%       2,465,932                0          *

James C. Gale (4)(9).................................  2,156,205       1.3%       2,156,205                0          *

James C. Gale Trust F/B/O Ariana J. Gale (5)(10).....    625,000       *            625,000                0          *

Bret D. Sanders (5)..................................     52,083       *             52,083                0          *

Susan Sanders Keller Separate Property (5)...........     52,083       *             52,083                0          *

Don A. Sanders Restricted (5)........................    885,417       *            885,417                0          *

Brad D. Sanders (5)..................................     52,083       *             52,083                0          *

Don Sanders, Executor for the Estate of John
Drury (5) ...........................................    104,167       *            104,166                0          *

Laura K. Sanders (5).................................     52,083       *             52,083                0          *


                                        9

John I. Mundy Separate Property (5)..................    104,167       *            104,166                0          *

Katherine U. Sanders (5).............................    312,500       *            312,500                0          *

Jerry Treppel (4)....................................  2,371,826       1.4%       2,371,826                0          *

Paul Donofrio (4)....................................    862,482       *            862,482                0          *

John N. Kapoor Trust DTD 9/20/89 (4)(11).............  1,293,723       *          1,293,723                0          *

Hare & Co. FBO Robert Sablowsky (12).................    531,241       *            531,241                0          *

Tucker Anthony Inc., Custodian for Charles
Greenberg IRA (4)....................................    351,821       *            215,621          136,200          *

Banque Sal (5) (13)..................................  2,083,334       1.2%       2,083,334                0          *

Ellis AG (5)(14).....................................    416,667       *            416,667                0          *

Lloyds TSB Bank PLC (5)(15)..........................  2,000,000       1.2%       2,000,000                0          *

LibertyView Funds L.P. (5)(16).......................  1,770,833       1.0%       1,770,833                0          *

LibertyView Fund LLC (5)(16).........................    312,500       *            312,500                0          *

Falcon Seaboard Investment Company, L.P. (5)(17).....  1,041,667       *          1,041,667                0          *

Goldman Sachs Co. as Custodian for Polynous
Alpha-Omega Partners L.P. (5)........................    140,000       *            140,000                0          *

Firstar Bank, N.A., as Custodian for the
Polynous Growth Fund (5).............................    690,000       *            690,000                0          *

Global Asset Allocation Consultants (5)..............  1,250,000       *          1,250,000                0          *

Alan Cohen (5).......................................    520,833       *            520,833                0          *

Pavel Bure (5).......................................    520,833       *            520,833                0          *

George L. Ball (5)...................................    104,167       *            104,166                0          *

Lab Partners (5)(18).................................    520,833       *            520,833                0          *

Robert M. Adams (19).................................    639,574       *            639,574                0          *

Michael Gironta (20).................................    743,741       *            743,741                0          *

Howard Silverman (21)................................    847,908       *            847,907                0          *

Tucker Anthony Inc., Custodian for Christiane
Olsen, IRA (4).......................................    315,621       *            215,621          100,000          *




                                       10

B. Michael Pisani (4)................................    431,241       *            431,241                0          *

Lionel G. Hest and Amy Hest, JWROS (22)..............    847,907       *            847,907                0          *

Hare & Co., FBO Barry Richter (23)...................    319,787       *            319,787                0          *

Charles L. Greenberg & Donna Greenberg JTWROS (24)...    515,954       *            423,954           20,000          *

Paul Shapses (4).....................................    172,496       *            172,496                0          *

Venkata R. Maddineni (4).............................     86,248       *             86,248                0          *

John Lott (4)........................................     43,124       *             43,124                0          *

Sean Galligan (4)....................................     86,248       *             86,248                0          *

Delaware Charter Guarantee and Trust Co., FBO
Erik S. Klefos, IRRA (5).............................     65,283       *             52,083           13,200          *

Murray P. Wayne (5)..................................    104,167       *            104,166                0          *

Jon Sablowsky (5)....................................     50,000       *             50,000                0          *

Lyn De Luca Eisen (5)................................    100,000       *            100,000                0          *

Michele G. Tarantino (5).............................     62,500       *             62,500                0          *

Howard J. Cooperman, City View Associates (5)........    116,166       *            104,166           12,000          *

UBS Painewebber, as IRA Custodian for
Kenneth G. Catanella (5).............................    104,167       *            104,166                0          *

Don Weir and Julie Weir Ten In Com (5)...............    104,167       *            104,166                0          *

Brian Kuhn (5).......................................    375,000       *            375,000                0          *

Ronald D. Lossett (5)................................    104,167       *            104,166                0          *

Bernard C. Byrd Jr. Trust (5)........................    458,333       *            458,333                0          *

Robert J. Zappia (5).................................    104,167       *            104,166                0          *

Jack Weinstein (5)...................................    400,000       *            400,000                0          *

Bushnell Company, Inc. (5)(25).......................    131,167       *            104,166           27,000          *

Anthony E. Mirti (5) ................................    208,333       *            208,333                0          *







                                       11

Delaware Charter Guarantee and Trust Co., FBO
Brede C. Klefos, IRRA (5) ...........................    124,167       *            104,166           20,000          *

Ben T. Morris (5) ...................................    104,167       *            104,166                0          *

Robert Weinstein (5).................................     50,000       *             50,000                0          *

Ray Ellen Yarkin (5).................................    200,000       *            100,000          100,000          *

Karen Levine (5).....................................    200,000       *            200,000                0          *

Albert Hansen (5)....................................     41,667       *             41,666                0          *

Jerry Fogle (5)......................................    175,000       *            175,000                0          *

Marilyn T. Drace (5).................................    412,500       *            412,500                0          *

Simon F. Keyte (5)...................................    212,500       *            212,500                0          *

Amco Capital Reserves & Investments S. A. (5)(26)....    140,000       *            140,000                0          *

Stephen J. Perrone (5)...............................    200,000       *            200,000                0          *

Bear Stearns Sec. Corp. as Custodian FBO
James Thomas Sr., IRA (5)............................    250,000       *            250,000                0          *

Bear Stearns Sec. Corp. FBO Dr. Sylvanus W.
Nye IRA (5)..........................................    250,000       *            250,000                0          *

Dhananjay G. Wadekar (4)(27)......................... 13,218,103       7.3%       1,078,103       12,140,000          *
     c/o Able Laboratories, Inc.
     200 Highland Avenue
     Needham, MA 02494

Neeta D. Wadekar Trust (4)(28).......................  1,078,103       *          1,078,103                0          *

Robert Cusick (4)(29)................................ 14,889,330       8.1%       2,199,330       12,690,000          *
     c/o Able Laboratories, Inc.
     200 Highland Avenue
     Needham, MA 02494

Harry Silverman (4)(30)..............................  2,433,741       1.4%         431,241        2,002,500          *

James Klint (4)(31)..................................  1,831,241       1.0%         431,241        1,400,000          *

Shashi Shah (4)(32)..................................  1,315,621       *            215,621        1,100,000          *

Kamlesh Haribhakti (4)(33)...........................  1,190,621       *            215,621         975,000           *

Shailesh Daftari (4)(34).............................  1,821,871       1.1%         215,621        1,606,250          *

Loken Patel (4)(35)..................................    681,241       *            431,241         250,000           *






                                       12

Robert E. Cawthorn (4) ..............................  1,509,344       *          1,509,344                0          *

Charles Koelsch (4) .................................    881,241       *            431,241          450,000          *

Skekhar G. Wadekar & Varsha Bhide (4)................    215,621       *            215,621                0          *

Guari Tadvalkar & Ravindra Tadvalkar (4).............    329,372       *            129,372          200,000          *

David Ivey (4).......................................    570,041       *            431,241          138,800          *

The CaroMor Trust (4)(36)............................    431,241       *            431,241                0          *

Dwight Nix (4)(37)...................................    467,993       *            344,993          123,000          *

Bruce C. Warwick (4)(38) ............................    315,621       *            215,621          100,000          *

Ramesh Akella (4)(39)................................  1,293,723       *          1,293,723                0          *

The Dragon Trust (4).................................  1,509,344       *          1,509,344                0          *

Catherine M. Frost (4)(40)...........................    531,241       *            431,241          100,000          *

The Horizon Trust F/B/O Ashwin D. Wadekar (4)(41)....    344,372       *            129,372          215,000          *

The Horizon Trust F/B/O Neha D. Wadekar (4)(42)......    344,372       *            129,372          215,000          *

S. R. Kulkarni (4)...................................     86,248       *             86,248                0          *

Indu Kale (4)........................................    344,993       *            344,993                0          *

Rashmee Tadvalkar Trust (4)(43)......................     86,248       *             86,248                0          *

Peter C. Capasso (4).................................    172,496       *            172,496                0          *

Antonio J. Gracias Revocable Trust (44)..............  1,000,000       *          1,000,000                0          *

David Geneco (44)....................................  2,163,000       1.3%         400,000        1,763,000          1.0%
--------------------

 *   less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.
(2) Assumes that all shares of common stock offered in this prospectus will be sold.
(3) Based on approximately 169,089,940 shares of common stock issued and outstanding as of December 26, 2001, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table.

(4) Includes shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock under the terms of the August 2001 investment agreement.
(5) Includes shares of common stock issued in private investment transactions in December 2001.
(6) James Gale is the individual who has voting and investment decision authority over this investment.
(7) Includes 495,065 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 236,875 shares of common stock issued in a private investment transaction in December 2001. Don A. Sanders is the individual who has voting and investment decision authority over this investment.
(8) Includes 1,661,140 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 804,791 shares of common stock issued in a private investment transaction in December 2001. Don A. Sanders is the individual who has voting and investment decision authority over this investment.
(9) Mr. Gale is the Chief Investment Officer of Sanders Morris Harris which acted as the placement agent in the private investment transaction in December 2001. Mr. Gale is the trustee of the Ariana Gale Trust which owns 625,000 shares of common stock..
(10) Mr. Gale is the Chief Investment Officer of Sanders Morris Harris which acted as the placement agent in the private investment transaction in December 2001.
(11) John N. Kapoor is the individual who has voting and investment decision authority over this investment.
(12) Includes 431,241 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 100,000 shares of common stock issued in a private investment transaction in December 2001.
(13) ___________ is the individual who has voting and investment decision authority over this investment.
(14) George M. Dreyfuss is the individual who has voting and investment decision authority over this investment.
(15) ___________ is the individual who has voting and investment decision authority over this investment.
(16) LibertyView Capital Management as investment advisor through Richard Meckler and Alan Mark have voting and investment decision authority over this investment.
(17) Gene Dewhurst as general partner of FSI Management, LLC is the individual who has voting and investment decision authority over this investment.
(18) Lillian Hahn is the individual who has voting and investment decision authority over this investment.
(19) Includes 431,241 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 208,333 shares of common stock issued in a private investment transaction in December 2001.
(20) Includes 431,241 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 312,500 shares of common stock issued in a private investment transaction in December 2001.
(21) Includes 431,241 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 416,667 shares of common stock issued in a private investment transaction in December 2001.
(22) Includes 431,241 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 416,666 shares of common stock issued in a private investment transaction in December 2001.
(23) Includes 215,621 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 104,166 shares of common stock issued in a private investment transaction in December 2001.
(24) Includes 287,621 shares of common stock issuable upon the conversion of shares of Series Q Preferred Stock and 208,333 shares of common stock issued in a private investment transaction in December 2001.
(25) Robert C. Bushnell is the individual who has voting and investment decision authority over this investment.
(26) ___________ is the individual who has voting and investment decision authority over this investment.
(27) Dhananjay G. Wadekar is the President and a Director of Able Laboratories, Inc. Includes 12,000,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(28) Neeta D. Wadekar is an employee of Able Laboratories and the spouse of Dhananjay G. Wadekar, the President and a Director of Able Laboratories, Inc.
(29) C. Robert Cusick is Chairman of the Board of Able Laboratories and during the past three years was an executive officer of Able Laboratories. Includes 12,000,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.

(30) Harry Silverman is a Director of Able Laboratories, Inc. Includes 1,250,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(31) James Klint is a Director of Able Laboratories, Inc. Includes 1,250,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(32) Shashi Shah is an employee of Able Laboratories, Inc. Includes 1,100,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(33) Kamlesh Haribhakti is an employee of Able Laboratories, Inc. Includes 975,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(34) Shailesh Daftari is an employee of Able Laboratories, Inc. Includes 1,606,250 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(35) Loken Patel is an employee of Able Laboratories, Inc. Includes 250,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002.
(36) John Izard, Jr. is the individual who has voting and investment decision authority over this investment.
(37) Includes 80,000 shares of common stock subject to options exercisable within 60 days of January 10, 2002. Dwight Nix is an employee of Able Laboratories.
(38) Bruce Warwick was an employee of Wolf & Company, the company's auditors, until May 15, 2000.
(39) Ramesh Akella is a partner with Phoenix Capital. Pheonix Capital assisted Able Laboratories with the sale of the Series Q Preferred Stock.
(40) Catherine M. Frost is an officer of Able Laboratories, Inc.
(41) Peter A. Wilson is the trustee of this trust. Ashwin D. Wadekar is the son of Dhananjay Wadekar, President of Able Laboratories, Inc.
(42) Peter A. Wilson is the trustee of this trust. Neha D. Wadekar is the daughter of Dhananjay Wadekar, President of Able Laboratories, Inc.
(43) Henry W. Comstock is the trustee of this trust.
(44) Includes shares of common stock issuable upon the conversion of shares of Series P Preferred Stock under the terms of the May 2001 investment agreement.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledges, donees, transferees or other successors in interest. The selling stockholders may sell any or all of their shares of common stock on the OTC Bulletin Board, on the Boston Stock Exchange or otherwise, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

     o    the name of each of the participating broker-dealers;

     o    the number of shares involved;

     o    the price at which the shares were sold;

     o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

     o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    any other facts material to the transaction.

     We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS

     The financial statements for each of the fiscal years ended December 31, 2000 and 1999, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Company, P.C., independent public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Company, P.C., as experts in accounting and auditing.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Able, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):

     o  Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

     o Amendment No. 1 to our Annual Report on Form 10-KSB/A for the year ended December 31, 2000;

     o  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o  Our Quarterly Report on Form 10-Q for the quarter ended September 30,
        2001;

     o Our Current Reports on Form 8-K dated March 9, 2001, May 24, 2001 and August 31, 2001;

     o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

     o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

     o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

     You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                              Investor Relations
                              Able Laboratories, Inc.
                              200 Highland Avenue
                              Needham, Massachusetts 02494
                              Telephone:  (781) 449-4926

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.

Securities and Exchange Commission registration fee..............  $  7,595.50
Boston Stock Exchange listing additional shares fee..............     5,000.00
Accounting fees and expenses.....................................     2,000.00
Legal fees and expenses..........................................    12,000.00
Printing, EDGAR formatting and mailing expenses..................     2,000.00
Miscellaneous....................................................     1,404.50
                                                                   -----------
        Total....................................................  $ 30,000.00
                                                                   ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former director or officers or employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses."

     (B) Article 9 of the Company's Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     (C) Article VII of the Company's By-laws contains the following provisions relating to indemnification of officers and directors:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

         The effect of these provisions would be to permit indemnification by the Company of for, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

ITEM 16. EXHIBITS

EXHIBIT NO.                    NAME OF EXHIBIT
--------------------------------------------------------------------------------
  4.1    Specimen certificate for common stock (previously filed)

  4.2 Stock Purchase Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.3 Certificate of Designations, Preferences, and Rights of Series Q Preferred Stock (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.4 Registration Rights Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.3 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.5    Common Stock Purchase Agreement dated December 15, 2001.

  4.6    Registration Rights Agreement dated December 15, 2001

  4.7 Certificate of Designations, Preferences and Rights of Series P Preferred Stock(filed as Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  4.8    Subscription Agreement for Series P Preferred Stock (filed as Exhibit
         10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  4.9    Registration Rights Agreement for Series P Preferred Stock (filed as
         Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  5.1    Opinion of Foley, Hoag & Eliot LLP

 23.1    Consent of Wolf & Company, P.C.

 23.2    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

 24.1    Power of Attorney
-------------

ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, January 10, 2002.
                                               ABLE LABORATORIES, INC.

                                               By: /s/ Dhananjay G. Wadekar
                                                   ------------------------
                                                   President


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Able Laboratories, Inc., hereby severally constitute and appoint each of C. Robert Cusick and Dhananjay
G. Wadekar our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Able Laboratories, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering that may be filed under said Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of January 10, 2002.

       SIGNATURE                      DATE                         TITLE
       ---------                      ----                         -----
/s/ C. Robert Cusick            January 10, 2002          Chairman of the Board and Director
------------------------                                  (PRINCIPAL EXECUTIVE OFFICER)
   C. Robert Cusick
                                                          President, Treasurer and Director
/s/ Dhananjay G. Wadekar        January 10, 2002          (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)
------------------------
    Dhananjay G. Wadekar


                                                          Director
------------------------
    James B. Klint


/s/ F. Howard Schneider         January 10, 2002          Director
------------------------
    F. Howard Schneider


/s/ Harry Silverman             January 10, 2002          Director
------------------------
    Harry Silverman

                                  EXHIBIT INDEX


EXHIBIT NO.                      NAME OF EXHIBIT
--------------------------------------------------------------------------------
  4.1    Specimen certificate for common stock (previously filed)

  4.2 Stock Purchase Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.3 Certificate of Designations, Preferences, and Rights of Series Q Preferred Stock (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.4 Registration Rights Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.3 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by reference)

  4.5    Common Stock Purchase Agreement dated December 15, 2001.

  4.6    Registration Rights Agreement dated December 15, 2001

  4.7 Certificate of Designations, Preferences and Rights of Series P Preferred Stock(filed as Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  4.8    Subscription Agreement for Series P Preferred Stock (filed as Exhibit
         10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  4.9    Registration Rights Agreement for Series P Preferred Stock (filed as
         Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended June 30, 2001).

  5.1    Opinion of Foley, Hoag & Eliot LLP

 23.1    Consent of Wolf & Company, P.C.

 23.2    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

 24.1    Power of Attorney